U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TheInternetCorp.net, Inc.
(Name of Small Business Issuer in its charter)

Nevada                         454390                    88-0424430
(State or jurisdiction of      (Primary Standard    (I.R.S. Employer
incorporation or organization) Industrial           Identification No.
                               Classification
                               Code Number

3158 Redhill Avenue, Suite 240, Costa Mesa, California 92626;
(949) 770-2578
(Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport
Beach, California 92660
(949) 975-0544
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of        Amount to be   Proposed   Proposed   Amount of
each class of   registered     maximum    maximum    registration fee
securities to                  offering   aggregate
be registered                  price per  offering
                               unit       price

Common stock    14,670,000     $0.016     $234,720    $66.08

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.

The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(f) and 457(g) promulgated under the Securities Act of 1933.

PART I.  INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS (1)

TheInternetCorp.net, Inc.

14,670,000 Shares (2)
common stock

TheInternetCorp.net, Inc., a Nevada corporation ("TICI"), is hereby offering 14,670,000 shares of its $0.001 par value common stock ("Shares") on a delayed basis under Rule 415 pursuant to the terms of this Prospectus for the purpose of registering all the outstanding shares of TICI and Cycle-Parts.com, Inc. in connection with the acquisition of this firm by TICI.

The Shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 5).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated ________________, 1999

(1) The prospectus incorporates important business and financial information about the company that is not included in or delivered with the document; this information is available without charge to security holders upon written or oral request to the following: Mr. Vincent van den Brink, 3158 Redhill Avenue, Suite 240, Costa Mesa, California 92626. To obtain timely delivery, security holders must request the information no later than five (5) business days before the date they must make their investment decision; security holders must request this information by __________.

(2) Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction. 12,660,000 Shares are to be issued in connection with the acquisition of Cycle-Parts.net, Inc. by TICI and the remaining 2,000,000 Shares are for the exercise of currently outstanding warrants.

THE SHARES ARE OFFERED BY TICI SUBJECT TO PRIOR SALE, ACCEPTANCE OF THE SUBSCRIPTIONS BY TICI AND APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL TO TICI.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN A STATE IN WHICH, OR TO A PERSON WHO, IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.   NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE in THE INFORMATION
CONTAINED HEREIN SUBSEQUENT TO THE DATE THEREOF.   HOWEVER, IF A
MATERIAL CHANGE OCCURS, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY FOR ALL EXISTING SHAREHOLDERS, AND FOR ALL PROSPECTIVE INVESTORS WHO HAVE NOT YET BEEN ACCEPTED AS SHAREHOLDERS IN TICI.

THIS PROSPECTUS DOES NOT INTENTIONALLY OMIT ANY MATERIAL FACT OR CONTAIN ANY UNTRUE STATEMENT OF MATERIAL FACT. NO PERSON OR ENTITY HAS BEEN AUTHORIZED BY TICI TO GIVE ANY INFORMATION OR MAKE A REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT WHICH IS NOT EXPRESSLY PROVIDED FOR OR CONTAINED IN THIS PROSPECTUS; IF GIVEN OR MADE, SUCH INFORMATION, REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

TICI IS A REPORTING COMPANY. EACH PERSON WHO RECEIVES A PROPSECTUS WILL HAVE AN OPPORTUNITY TO MEET WITH REPRESENTATIVES OF TICI, DURING NORMAL BUSINESS HOURS UPON WRITTEN OR ORAL REQUEST TO TICI, IN ORDER TO VERIFY ANY OF THE INFORMATION INCLUDED IN THIS PROSPECTUS AND TO OBTAIN ADDITIONAL INFORMATION REGARDING TICI. IN ADDITION, EACH SUCH PERSON WILL BE PROVIDED WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE INFORMATION THAT IS INCORPORATED BY REFERENCE IN THE PROSPECTUS AND THE ADDRESS (INCLUDING TITLE OR DEPARTMENT) AND TELEPHONE NUMBER TO WHICH SUCH REQUEST IS TO BE DIRECTED.
ALL OFFEREES AND SUBSCRIBERS WILL BE ASKED TO ACKNOWLEDGE IN WRITING THAT THEY HAVE READ THIS PROSPECTUS CAREFULLY AND THOROUGHLY, AND UNDERSTOOD THE CONTENTS THEREOF; THEY WERE GIVEN THE OPPORTUNITY TO OBTAIN ADDITIONAL INFORMATION; AND THEY DID SO TO THEIR SATISFACTION.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN THE PROSPECTUS

A.  INFORMATION ABOUT THE TRANSACTION
    PROSPECTUS SUMMARY	                                        1

    RISK FACTORS	                                              3

    TERMS OF THE TRANSACTION	                                 10

    PRO FORM FINANCIAL INFORMATION	                           11

    MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED	       12

    ADDITIONAL INFORMATION REQUIRED FOR REOFFERING BY
    PERSONS AND PARTIES DEEMED TO BE UNDERWRITERS            	13

    INTERESTS OF NAMED EXPERTS AND COUNSEL	                   14

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
    FOR SECURITIES ACT LIABILITIES                            15

B.  INFORMATION ABOUT THE REGISTRANT	                         18

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED	             18

D.  VOTING AND MANAGEMENT INFORMATION	                        30

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS	                    32

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	                   33

UNDERTAKINGS	                                                 34

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus
("Prospectus"). Each prospective investor is urged to read this Prospectus, and the attached Exhibits, in their entirety.
TICI.

TheInternetCorp.net, Inc. ("TICI") was organized under the laws of the State of Nevada on April 28, 1999. TICI's principal executive offices are located at 3158 Redhill Avenue, Suite 240, Costa Mesa, California 92626; its telephone number is (949) 770-2578. Since inception, the primary activity of TICI has been directed to organizational efforts. TICI was formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the Over the Counter Bulletin Board.

The company to be acquired is Cycle-Parts.com, Inc., which was incorporated in the State of Florida on March 15, 1999. Cycle-Part's executive offices are located at 2950 S.W. Archer Road, Suite C, Gainesville, Florida 32608; its telephone number is
(352) 378-2274. On March 16, 1999, Cycle-Parts acquired the domain name Cycle-Parts.com, the website and related software for the on-line e-commerce motorcycle parts sales business. Cycle-Parts sells original manufacturer equipment motorcycle parts exclusively through the internet.

From the start of its website under the name of InternetMotorcycleParts.com in May, 1996 through March, 1999, the business was operated as a sole proprietorship by Mr. Robert Rill, the president of Cycle-Parts. The main operating activities consisted of recruiting personnel, developing the technological structure necessary to operate the website and process orders, building operating structure, and establishing distributor relationships necessary to fulfill the parts orders. The business has been operational since 1996 and has been selling motorcycle parts over the internet.

Cycle-Parts is a leading e-commerce provider of original equipment manufacturer motorcycle parts. Original equipment manufacturer motorcycle parts are those made by the original manufacturer of a motorcycle. Cycle-Parts offers these parts at a discount of from 10% to 45% below the retail price. Cycle-Parts' customers are either present owners of the model motorcycles carried by Cycle-Parts or they are small parts shop or repair shop owners who repair these motorcycles.

According to Motorcycle On-Line an estimated 900,000 motorcycle owners currently use the internet. These motorcycle users have a mean income of $50,000 a year, and 75% of who require original equipment parts to repair or restore their motorcycle. The average cost to the motorcycle owner for these parts is $350. This allows for a current potential market of $315 million in motorcycle part sales by internet users, which at current rates will double each year.

TICI plans to capitalize on current technology and the internet to develop a direct-to-customer relationship in the parts industry. To date, TICI is not aware of any other business that has developed similar direct-to-customer discount parts sales in the online parts industry. This could be due to the fact that until recently no medium existed that could accommodate both a high volume of traffic in the logistical infrastructure necessary to provide information and target customers in an efficient and economical manner.

Acquisition Agreement.

TICI has entered into an Agreement and Plan of Reorganization ("Agreement") with Cycle-Parts. At some time after the effective date of this Registration Statement, Cycle-Parts is to be acquired by TICI in an exchange of shares with Cycle-Parts, which will become a wholly owned subsidiary of TICI. This reorganization requires Company to issue 12,660,000 shares of common stock, $.001 par value, to the existing shareholders of Cycle-Parts for 12,660,000 shares of common stock of Cycle-Parts, $0.01 par value.

Of the 1,000,000 common shares of TICI outstanding prior to the effective date of the Reorganization Agreement, the sole shareholder of TICI will sell 990,000 shares back to TICI for $1.00, and the retain 10,000 shares (which will be registered under this offering).

The Shareholders of TICI and Cycle-Parts will vote on this Reorganization at a special meeting at a time and place to be determined.

Liquidity of Investment.

Although the Shares will be "free trading" on the Over the Counter Bulletin Board, there will be no established market for the Shares. Therefore, an investor may not be able to sell is Shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term. See "Risk Factors."

Risk Factors.

An investment in TICI involves risks due in part to a limited previous financial and operating history of Company, as well as competition in the motor cycle parts industry. Also, certain potential conflicts of interest arise due to the relationship of TICI to management and others. See "Risk Factors."

RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

No Prior Operations.

TICI is in its initial stages of development with no revenues or income and is subject to all the risks inherent in the creation of a new business. Since TICI's principal activities to date have been limited to organizational activities and prospect development, it has no record of any revenue-producing operations. Consequently, there is no operating history upon which to base an assumption that TICI will be able to achieve its business plans. In addition, TICI has only limited assets. As a result, there can be no assurance that TICI will generate significant revenues in the future; and there can be no assurance that TICI will operate at a profitable level. If TICI is unable to obtain customers and generate sufficient revenues so that it can profitably operate, TICI's business will not succeed.

Although the firm to be acquired by TICI does have an operating and financial history, it is limited. Therefore, this firm may not be able to generate sufficient revenues for TICI to make it successful.
Adequacy of Funding.

The funds available to TICI from its principals will not be adequate for it to be competitive in the areas in which it intends to operate. Therefore, TICI will need to raise additional funds in order to implement its business plan. TICI's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing, or asset sales. There is no assurance that TICI will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to TICI. If TICI cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilutive effect on their percentage of stock ownership in TICI.

Competition.

The market for the distribution and sale of motorcycle parts, accessories and other related products is intensely competitive. TICI faces strong existing competition for similar products and expects to face significant competition from new companies or existing companies with new products. There are a number of larger companies which will directly compete with TICI. In addition, many of these companies may be better financed, have better name recognition and consumer goodwill, have more marketing expertise and capabilities, have a large and loyal customer base, along with other attributes that may enable them to compete more effectively. Thus, TICI may experience substantial competition in its efforts to locate and attract customers for its motorcycle parts. Such competition could have a material adverse effect on TICI's profitability.

Influence of Other External Factors.

The motorcycle parts industry is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by TICI will result in commercially profitable business. The marketability of its motorcycle parts will be affected by numerous factors beyond the control of TICI. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential customers of TICI will likely have an adverse effect on TICI. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in TICI not receiving an adequate return on invested capital.

Regulatory Factors.

Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the motor cycle parts business, the extent of which cannot be predicted. The exact affect of such legislation cannot be predicted until it is proposed.

Dependence on the Motorcycle Parts Industry.

TICI's business is influenced by the rate of use and expansion in the motorcycle parts industry. Although this industry has been expanding at a rapid rate in recent years, there is no guarantee that it will continue to do so in the future. Declines in this industry may influence TICI's revenues adversely.

Reliance on Management.

TICI's success is dependent on its key management, the loss of whose services could significantly impede the achievement of TICI's planned development objectives. TICI currently does not maintain key man life insurance. In addition, none of the officers or directors, or any of the other key personnel has any employment agreement with TICI. Therefore, there can be no assurance that these personnel will remain employed by TICI. The success of TICI's business objectives will require substantial additional expertise in such areas as finance, manufacturing and marketing, among others. Competition for qualified personnel among companies is intense, and the loss of key personnel, or the inability to attract and retain the additional, highly skilled personnel required for the expansion of TICI's activities, could have a material adverse effect on TICI's business and results of operations.

In addition, all decisions with respect to the management of TICI will be made exclusively by the officers and directors of TICI. Shareholders will only have rights associated with minority ownership interest rights to make decision which effect TICI. The success of TICI, to a large extent, will depend on the quality of the directors and officers of TICI.

Control of TICI by Officers and Directors.

TICI's officers and directors, after the acquisition is completed, will beneficially own, directly or indirectly, approximately 44% of the outstanding shares of TICI's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult for the investors hereunder to effectuate control over the affairs of TICI. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of TICI.

Limitations on Liability of Directors and Officers.

TICI's Articles of Incorporation include provisions to eliminate, to the fullest extent permitted by the Nevada Revised Statutes as in effect from time to time, the personal liability of directors of TICI for monetary damages arising from a breach of their fiduciary duties as directors. The Articles of Incorporation and By-Laws also include provisions to the effect that TICI may, to the maximum extent permitted from time to time under applicable law, indemnify any director or officer to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. TICI has also entered into indemnity agreements with each director and executive officer of TICI pursuant to which TICI has agreed to indemnify, to the maximum extent permitted under the law of the State of Nevada, each such director or executive officer for any amounts which he becomes legally obligated to pay in connection with any claim against him based upon any action or inaction which he may commit, omit or suffer while acting in his capacity as a director and/or officer of TICI or its subsidiaries.

Conflicts of Interest.

The officers and directors have other interests to which they devote substantial time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary for the business of TICI. As a result, certain conflicts of interest may exist between TICI and its officers and/or directors which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to TICI.
It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors to TICI, any proposed investments for its evaluation.

Lack of Diversification.

The size of TICI makes it unlikely that TICI will be able to commit its funds to diversify the business until it has a proven track record, and TICI may not be able to achieve the same level of diversification as larger entities engaged in this type of business.

Requirement of Audited Financial Information for Businesses That
May Be Acquired.

TICI will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934. Current reports will be required each time a reportable event occurs relating to TICI's business affairs. Should TICI contemplate the acquisition of a significant amount of assets of another company or of the other company itself, it will be required to provide the U.S. Securities and Exchange Commission ("SEC") with certified financial statements of that company or companies to be acquired. No assurances can be given that such certified financial statements of a contemplated acquisition will be available to us. We may, therefore, be precluded from making such acquisition or acquisitions if the requisite financial information is unavailable or can only be obtained at excessive cost to us.

No Cumulative Voting.

Holders of the Shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the Shares present at a meeting of shareholders will be able to elect all of the directors of TICI, and the minority shareholders will not be able to elect a representative to TICI's board of directors.

Absence of Cash Dividends.

The Board of Directors does not anticipate paying cash dividends on the Shares for the foreseeable future and intends to retain any future earnings to finance the growth of TICI's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of TICI, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Potential Status as a Pseudo California Corporation.

Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders.
It is currently anticipated that TICI may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject TICI to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Investment Valuation Determined by the Board of Directors.

TICI's Board of Directors is responsible for valuation of TICI's investments. There are a wide range of values which are reasonable for an investment for TICI's services. Although the Board of Directors can adopt several methods for an accurate evaluation, ultimately the determination of fair value involves subjective judgment not capable of substantiation by auditing standards. Accordingly, in some instances it may not be possible to substantiate by auditing standards the value of TICI's investments. TICI's Board of Directors will serve as the valuation committee, responsible for valuing each of TICI's investments. In connection with any future distributions which TICI may make, the value of the securities received by investors as determined by the Board may not be the actual value that the investors would be able to obtain even if they sought to sell such securities immediately after a distribution. In addition, the value of the distribution may decrease or increase significantly subsequent to the distributee shareholders' receipt thereof, notwithstanding the accuracy of the Board's evaluation.

No Public Market for Company's Securities.

Prior to the filing of this Registration Statement, no public trading market existed for the common stock of TICI. There can be no assurances that a public trading market for the common stock will develop or that a public trading market, if developed, will be sustained. TICI's stock, once a Form 15c2-11 is filed, will be eligible for listing on the Over the Counter Bulletin
Board due to the effectiveness in July 1999 of a Form 10-SB previously filed with the SEC. If an active trading market does in fact develop for the common stock, there can be no assurance that it will be maintained. If for any reason such securities are not listed on OTC BB, the listing is not maintained, or a public trading market does not develop, holders of such securities may have difficulty in selling their securities should they desire to do so.

Penny Stock Regulations.

TICI's Shares will be quoted on the Over the Counter Market maintained by the National Association of Securities Dealers, Inc., which reports quotations by brokers or dealers making a market in particular securities. In view of the fact that no broker will be involved in the Offering, it is likely to be difficult to find a broker who is willing to make an active market in the stock. The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share. TICI's shares will become subject to rules that impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, broker-dealers must make a special suitability determination for the purpose of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.

Additionally, for any transaction effected involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to sell TICI's Shares and may affect the ability of purchasers in this offering to sell the Shares in the secondary market. There is no assurance that a market will develop for TICI's Shares.

Effects of Failure to Obtain or Maintain Market Makers

TICI is seeking National Association of Securities
Dealers, Inc. member broker/dealers to be authorized market makers for its common stock. If TICI is unable to obtain market makers for the common stock or, once obtained, unable to maintain such market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance TICI will be able to obtain market makers for the common stock or, once obtained, be able to maintain such market makers.

Shares Eligible For Future Sale.

Futures shares of common stock which may be issued directly to management would be issued in reliance on the private placement exemption under the Securities Act of 1933, as amended ("Act"). Such Shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least on year, including persons who may be deemed affiliates of TICI (as that term is defined under the Act) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume on all national securities exchanges and through NASDAQ during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the Shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

Forward-Looking Statements.

This Prospectus contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and as contemplated under the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, TICI's business strategies, continued growth in TICI's markets, projections, and anticipated trends in TICI's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on TICI's expectations and are subject to a number of risks and uncertainties, certain of which are beyond TICI's control. TICI cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including those factors described under "Risk Factors" and elsewhere herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to TICI or persons acting on its behalf are expressly qualified in their entirety by this section.

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect TICI's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting TICI, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

TICI currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, TICI may experience serious unanticipated negative consequences (such as significant downtime for one or more of its web site properties) or material costs caused by undetected errors or defects in the technology used in its internal systems. TICI's Year 2000 plans are based on management's best estimates.

TERMS OF TRANSACTION

The Transaction.

Cycle-Parts is to exchange all of its issued and outstanding common shares in the amount of 12,660,000 for 12,660,000 common shares of TICI. Thereafter, Cycle-Parts will become a wholly owned subsidiary of TICI.

In accordance with the Reorganization Agreement (which is attached as Exhibit 2 to this Registration Statement and incorporated by reference into this Prospectus), on its effective date, the officers and directors of TICI shall resign, and will be replaced by Karen Bohringer, Terry Cuthbertson, and Gerald I. Quinn, who will remain as officers and directors of both Cycle-Parts and TICI.

On the effective date of the Reorganization Agreement, each share of Cycle-Parts common stock shall be exchanged for and converted into one share of TICI common stock.. Of the 1,000,000 common shares of TICI outstanding prior to the effective date of the Reorganization Agreement, the sole shareholder of TICI will sell 990,000 shares back to TICI for $1.00, and the retain 10,000 shares (which are being included under this Registration Statement). After the Reorganization, there will be 12,670,000 shares of TICI shares outstanding. In addition, the 2,000,000 five year warrants granted to Wizard Financial Services, Inc., Stevens & Lee Inv. Co., Ltd., Terry Cuthbertson, and Gerry I. Quinn (500,000 each) to purchase 2,000,000 shares of Cycle-Parts common stock at an exercise price of $.10 per share shall be exchanged for warrants to purchase 2,000,000 shares of TICI common stock at an exercise price of $0.10 per share (this necessitates the delayed nature of this offering under SEC Rule
415).

Reasons for the Acquisition.

TICI is engaging in this transaction so that it can acquire and operate an on-going company with an established reputation. Cycle-Parts is engaging in this transaction so that it shareholders can obtain free trading shares in TICI, as well as the ability to buy and sell them on the Over the Counter Bulletin Board and hopefully increase the value of their shares in the future.

Conditions to Consummation of the Acquisition.

The acquisition will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived: The acquisition is approved by the requisite vote of shareholders of Cycle-Parts; none of the parties to the Agreement and Plan of Reorganization is subject to any decree, order or injunction that prohibits the consummation of the acquisition; and TICI shares to be issued pursuant to the acquisition are authorized for listing on the Over the Counter Bulletin Board, subject to official notice of issuance.

Amendment or Termination.

(a) If the closing of the acquisition has not occurred by December 31, 1999, subject to a 30 day extension by Cycle-Parts, or any other extension as agreed by the parties, any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate the Reorganization Agreement if such party has willfully or materially breached any of the terms and conditions hereof. Said termination date may be extended or may be terminated prior to the termination date only by written agreement of the parties hereto.

(b) The Reorganization Agreement may be canceled prior to the execution of the above stated term in the event of the following events: By mutual written agreement, in the event either party files for relief under federal bankruptcy proceedings, in the event involuntary bankruptcy proceedings are initiated against either party hereto in the event of death, liquidation, physical or mental incapacity of either party hereto, and, in the event of fraud or misrepresentation by one of the parties hereto

(c) The Reorganization Agreement represents the entire agreement by and between the parties hereto except as otherwise provided herein and it may not be changed except by written agreement duly executed by all of the parties hereto.

Effective Time.

TICI anticipates that the acquisition will become effective promptly following the special meeting, as discussed above. The acquisition, if approved by Cycle-Parts shareholders and not terminated by its Board of Directors, will become effective upon the filing of Articles of Exchange with the Nevada Secretary of State, unless a later effective time is specified in this filing.

Required Vote.

A special meeting of the shareholders of TICI and Cycle-Parts will be held at a time and place to be determined. The purpose of this meeting will be to consider and vote upon (a) a proposal to adopt the Agreement and Plan of Reorganization attached as Schedule A to this Prospectus ("Reorganization Agreement") providing for Cycle-Parts to become a wholly owned subsidiary of TICI, and the issuance to Cycle-Parts shareholders of one share of the common stock of TICI for each share of Cycle-Parts common stock (totaling 12,660,000), (b) for the election of new officers and directors of TICI, and (c) any other matters that may properly come before the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of TICI and Cycle-Parts common stock entitled to vote thereon is required to adopt the Reorganization Agreement. All shares of TICI and Cycle-Parts common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on
such proxies.   If no instructions are indicated, such proxies
will be voted for the adoption of the Reorganization Agreement.

Any proxy given may be revoked by the person giving it at any time, without affecting any vote previously taken, by (a) giving notice to the Secretary of Cycle-Parts in writing or in open meeting or (b) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Cycle-Parts before the taking of the vote at the special meeting. Any written notice of revocation or subsequent proxy should be sent and delivered to Cycle-Parts, Attention: Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the special meeting.

Federal Income Tax Consequences and Accounting Treatment.

The reorganization contemplated by the Reorganization Agreement is intended to qualify as a tax-free reorganization, as contemplated by Section 368(A) of the Internal Revenue Code of 1986, as amended ("Code").

Shareholders of Cycle-Parts will not, under Section 354 of the Internal Revenue Code, recognize gain or loss when they receive shares of TICI's common stock in exchange for an equal number of shares of Cycle-Parts' common stock in the acquisition; a stockholder's aggregate basis of the shares in TICI common stock received in the acquisition will be the same as the aggregate basis of the shares of Cycle-Parts' common stock surrendered in exchange for those shares. A stockholder's holding period in the shares of TICI common stock received in the acquisition will include the holding period of the shares of Cycle-Parts common stock surrendered in exchange for those shares, provided that such stockholder holds those shares of Cycle-Parts' common stock as capital assets when the acquisition occurs.

TICI believes that the foregoing addresses the material United States federal income tax consequences of the acquisition to shareholders. The opinion is based upon the Code, applicable Treasury Regulations, judicial decisions and current administrative rulings, all of which are subject to change with retroactive effect. Because the tax consequences to shareholders of the acquisition may be affected by their particular circumstances and by the applicability to them of one or more special rules like those which apply to dealers in securities, foreign persons, mutual funds, insurance companies and persons who do not hold their shares as capital assets, TICI urges shareholders to consult their own tax advisor concerning the effect of the acquisition upon them, including the effect of any state, local or other tax to which they may be subject.

Comparative Rights of Shareholders.

When the acquisition is completed, the rights of shareholders of Cycle-Parts will be governed by TICI's certificate of incorporation and bylaws and the Nevada Revised Statutes (`NRS').
 Shareholders should consider the following comparison of the NRS and TICI's articles of incorporation and bylaws, on the one hand, and the 1999 Florida Statutes ("FS") and Cycle-Parts' existing articles of incorporation and bylaws, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the NRS and TICI's articles of incorporation and bylaws and the FS and Cycle-Parts's articles of incorporation and bylaws. TICI's articles of incorporation and its bylaws are available for inspection and copying upon request by any shareholder. Cycle-Parts's existing articles of incorporation and bylaws are also available for inspection and copying upon request by any shareholder. The NRS and TICI's articles of incorporation and bylaws contain provisions that could have an anti-takeover effect. The provisions included in TICI's articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of TICI that the Board of Directors does not believe is in the best interests of shareholders.

Under both the NRS and FS, a shareholder of a corporation participating in an acquisition may receive cash in the amount of the fair market value of his shares, as determined by a court, in lieu of the consideration he would otherwise receive in the acquisition, unless the transaction falls within a specified exception. Neither the NRS nor FS requires that dissenters' rights of appraisal be afforded to shareholders with respect to an exchange by a corporation if its shares are either listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 shareholders, if the shareholders of the corporation receive only shares of the surviving corporation or of a corporation so listed or widely held; those shareholders who are the shareholders of a corporation surviving an acquisition if no vote of those shareholders is required, as set forth above. A corporation's articles of incorporation may provide that these exceptions to dissenters' rights of appraisal do not apply to that corporation. Cycle-Parts has not made such provision in its articles of incorporation, whereas TICI has in its articles of incorporation provisions that to the maximum extent permissible under the NRS, shareholders are entitled to the statutory appraisal rights provided with respect to any business combination involving the corporation and any shareholder (or any affiliate or associate of any shareholder), which requires the affirmative vote of the shareholders.

Under the NRS and FS, unless the articles of incorporation of a corporation otherwise provides, amendments of its articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment.

Under the FS, directors can amend the bylaws of a corporation, unless: (a) the articles of incorporation or this act reserves the power to amend the bylaws generally or a particular bylaw provision exclusively to the shareholders; or (b) the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board of directors may not amend or repeal the bylaws or that bylaw provision. In contrast, under NRS the directors are free to amend the bylaws. Under both the FS and NRS, a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

Under the NRS and FS, a special meeting of shareholders can be called by the corporation's board of directors or by any person or persons as may be authorized by the corporation's articles of incorporation or bylaws. Under TICI's bylaws special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the Corporation entitled to vote at the meeting. Under Cycle-Parts' bylaws the difference is that the special meeting may be called only by a majority in interest of the shareholders.

Both the NRS and the FS permit corporate action without a meeting of shareholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation or bylaws expressly provide otherwise. If proposed corporate action is taken without a meeting by less than the unanimous written consent of shareholders, the FS requires that prompt notice of the taking of the action be sent to those shareholders who have not consented in writing (the NRS does not requires this).
TICI's bylaws provide that unanimous consent of the shareholders must be given.

The bylaws of Cycle-Parts provide that the number of directors shall be determined by the shareholders at the annual meeting (no set number given); TICI's bylaws specify not less than one. As of the date of this Prospectus, the board of directors of both TICI and Cycle-Parts consisted of one person. Under both bylaws, the directors are to serve until the next annual meeting of the shareholders.

No holder of TICI common stock or Cycle-Parts common stock has the right to vote cumulatively in the election of directors.

Under the FS, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors unless provided otherwise by the corporation's articles of incorporation. Under the NRS, any director may be removed by the vote of shareholders representing not less than two-thirds of the voting power entitled to vote. The bylaws of Cycle-Parts follow the provisions in FS; TICI's bylaws are silent on the removal of directors, therefore the NRS would control. Under both TICI and Cycle-Parts bylaws, newly created directorships resulting from any increase in the number of directors or any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office. In addition, both bylaws provide that the directors elected to fill vacancies on the board of directors will hold office until the annual meeting of the shareholders.

The NRS and FS both have provisions and limitations regarding directors' liability. The NRS and FS permit a corporation to include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. However, under FS this provision may not eliminate or limit the liability of a director:
(a) if the director breached or failed to perform his or her duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful (a judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful); (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions of Section
607.0834 (unlawful distributions) are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Under the NRS, the limitation of liability is for other than acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or unlawful distributions. The articles of incorporation of TICI contains provisions which follow the NRS; the articles of incorporation of Cycle-Parts are silent on this matter. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.
Accordingly, these provisions have no effect on the availability of equitable remedies like an injunction or rescission based on a director's breach of his duty of care. These provisions apply to an officer only if he/she is also a director and is acting in the capacity as a director, and does not apply to officers who are not directors.

Both the NRS and FS generally permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination: By a majority of the disinterested directors, even though less than a quorum; by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or by a majority vote of the shareholders, at a meeting at which a quorum is present. Both NRS and FS require indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Also, both NRS and FS permit a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals' commitment to repay any advances unless it is determined ultimately that those individuals are entitled to be indemnified. TICI's bylaws make indemnification of directors and officers mandatory to the fullest extent permitted by law; Cycle-Parts' bylaws have provisions which follow the FS with regard to indemnification. TICI's bylaws and Cycle-Parts' articles of incorporation provide for the advancement of expenses to defend claims and establish procedures for determining whether a director or officer is entitled to indemnification and enforcing rights to indemnification and advancement of expenses.

Both the NRS and FS permit corporations to purchase or redeem their own shares of capital stock.

No holder of TICI common stock or Cycle-Parts common stock has a preemptive right to subscribe to any or all additional issues of the stock of TICI or Cycle-Parts, respectively.

Under both the NRS and FS, any stockholder with a proper purpose may inspect and copy the books, records and stockholder lists of the corporation.

PRO-FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements include the historical and pro forma effects of the acquisition of Cycle-Parts by TICI.

The following unaudited pro forma combined condensed financial statements have been prepared by the management of TICI from its audited financial statements and the audited financial statements of Cycle-Parts (see Exhibits 13.1 and 13.2, respectively, to this Form S-4). The unaudited pro forma combined condensed statements of reflect the combined operations of these companies as if the acquisition transaction had occurred on August 31, 1999. See "Note 1- Basis of Presentation." The pro forma financial statements are based upon preliminary estimates and certain assumptions that management of TICI believes are reasonable in the circumstances.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial statements of TICI and related notes thereto which are included in TICI's form 10-SB which has previously been filed with the SEC. The unaudited pro forma combined condensed financial statements should be read in conjunction with the financial statements of Cycle-Parts, which are included as Exhibits to the Registration Statement and incorporated by reference in this Prospectus.

The Internet Corp.Net, Inc.
Pro Forma Combined Balance Sheet
August 31, 1999
(unaudited)

                                                           TICI
                          TICI   Cycle-Parts   Pro Forma   Combined
                                               Adjustment  Pro Forma
Assets:

Current Assets
 Cash                        0        52,081                  52,081
 Accrued Interest
 Receivable                  0           667                     667
 Note Receivable             0        50,000                  50,000
Total Current Assets         0       102,748                 102,748

Organizational costs,
net                        219             0                     219
Total Assets               219       102,748                 102,967

Liabilities And
Shareholders Equity:

Current Liabilities
 Accounts Payable            0             0                       0
Total Current Liabilities    0             0                       0

Shareholders' Equity:
 Common Stock             1,000      126,600                 127,600
 Stock Subscription
 Receivable                (765)           0                    (765)
 Additional Paid-In
 Capital                      0      173,400                 173,400
 Accumulated Deficit        (16)    (197,252)               (197,268)
Total Shareholders'
Equity                      219      102,748                 102,967
Total Liabilities and
Shareholders' Equity        219      102,748                 102,967

See accompanying notes to financial statements

The Internet corp.Net, Inc.
Pro Forma Combined Condensed Statement of Operations
August 31, 1999
(Unaudited)

                                                             TICI
                          TICI   Cycle-Parts   Pro Forma    Combined
                                               Adjustment   Pro Forma

Sales                        0        61,219                   61,219
Cost of Sales                0        52,696                   52,696
Gross Profit                 0         8,523                    8,523

Operating Expenses          16       207,494                  207,510

Interest Income              0         1,719                    1,719

Net Loss                   (16)     (197,252)                (197,268)

Net Loss Per Share         nil           nil                      nil

Weighted Average Shares
Outstanding             1,000,000   12,660,000              12,670,000

See accompanying notes to financial statement

The InternetCorp.Net, Inc.
Pro Forma Combined Condensed Statement of Cash Flows
August 31, 1999
(unaudited)

                                                            TICI
                        TICI    Cycle-Parts   Pro Forma     Combined
                                              Adjustment    Pro Forma
Cash Flows from
Operating Activities
 Net Income (Loss)       (16)      (197,252)                (197,268)
 Depreciation and
 Amortization             16              0                       16
 Accrued Interest
 Receivable                0           (667)                    (667)
Net Cash Used in
Operations                 0       (197,919)                (197,919)

Cash Flows from
Investing Activities
 Organizational Costs   (235)             0                     (235)
 Purchase of Note
 Receivable                0        (50,000)                 (50,000)
Net Cash Used in
Investing               (235)       (50,000)                 (50,235)

Cash Flows from
Financing Activities
 Issuance of Common
 Stock                   235        300,000                  300,235
Net Cash Provided by
Financing                235        300,000                  300,235

Net Increase in Cash       0         52,081                   52,081

Cash, April 29, 1999
(TICI)                     0

Cash March 16, 1999
(Cycle-Parts)                       307,856

Cash August 31, 1999       0         52,081                   52,081

See accompanying notes to financial statement

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMETNS

NOTE 1.   BASIS OF PRESENTATION.

The accompanying pro forma unaudited condensed financial statements ("pro forma statements") of TICI have been prepared from the audited financial statements of TICI and Cycle-Parts for the four month and five month period, respectively, ended on August 31, 1999 together with other information made available to the companies. In the opinion of management, these pro forma statements include all adjustments necessary for a fair presentation.

NOTE 2.	PRO FORM ASSUMPTIONS.

The pro forma unaudited condensed balance sheet gives effect to an acquisition agreement dated May of 1999 between TICI and Cycle-Parts. Under the terms of this agreement, TICI is to exchange 12,660,000 shares of its restricted common stock for each share representing all of the outstanding ownership interest of Cycle-Parts. In addition, of the 1,000,000 common shares of TICI outstanding prior to the effective date of the acquisition agreement, the sole shareholder of TICI will sell 990,000 shares back to TICI for $1.00, and the retain 10,000 shares (which will be registered under this offering).

The pro forma unaudited consolidated condensed balance sheet is compiled as if the transaction had occurred on August 31, 1999. The pro forma condensed consolidated statements of income and cash flows for the four month period ended August 31, 1999 also give effect as if the acquisition had occurred an April 29, 1999 (inception date).

NOTE 3.	PER SHARE INFORMATION.

Pro forma net income (loss) per common share have been calculated using the weighted average number of TICI's common shares outstanding during the period ended August 31, 1999 plus the common shares to be issued under the acquisition agreement as if the additional shares were outstanding throughout the period.

NOTE 4.   ACQUISITION ACCOUNTING METHOD

The pro forma statements have been compiled using the purchase method as the accounting principle applied to the acquisition agreement.

MATERIAL CONTACTS WITH COMPANY BEING ACQUIRED

Pursuant to the Reorganization Agreement with Cycle-Parts, the outstanding common stock of Cycle-Parts shall be exchanged for shares of our common stock on a one for one basis as provided for in the Reorganization Agreement Also warrants granted to Wizard Financial Services, Inc., Stevens & Lee Inv. Co., Ltd., Terry Cuthbertson, and Gerry I. Quinn (500,000 each) to acquire shares of Cycle-Parts shall be exchanged for warrants to acquire TICI's stock.

REOFFERING BY PERSONS DEEMED UNDERWRITERS

Not Applicable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

No director of TICI will have personal liability to TICI or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to TICI or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section
78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of TICI in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of TICI if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of TICI are accountable to TICI as fiduciaries, which means they are required to exercise good faith
and fairness in all dealings affecting TICI.   In the event that
a shareholder believes the officers and/or directors have violated their fiduciary duties to TICI, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in TICI in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from TICI.

The registrant undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INFORMATION ABOUT THE REGISTRANT

Description of Business.

TICI was organized under the laws of the State of Nevada on April 29, 1999. Since inception, the primary activity of TICI has been directed to organizational efforts. TICI was formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the Over the Counter Bulletin Board.

TICI plans to capitalize on current technology and the internet to develop a direct-to-customer relationship in the motor cycle parts industry. To date, TICI is not aware of any other business that has developed similar direct-to-customer discount parts sales in the online parts industry. This could be due to the fact that until recently no medium existed that could accommodate both a high volume of traffic in the logistical infrastructure necessary to provide information and target customers in an efficient and economical manner.

Description of Property.

None.

Legal Proceedings.

TICI is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened.

Market Price for Common Equity and Related Stockholder Matters.

(a)  Market Information.

The Shares have not previously been traded on any securities exchange. There is no common stock of TICI that is subject to outstanding options or warrants to purchase, or securities convertible into that stock. The amount of common stock of TICI which it has agreed to register under the Securities Act is 10,000 (what remains from the 1,000,000 shares currently owned by the sole shareholder of TICI after he sells 990,000 back to TICI for the sum of $1.00).

(b) Holders of Common Equity.

As of October 25, 1999, there was 1 shareholder of record of TICI's common stock.

(c)  Dividends.

TICI has not declared or paid a cash dividend to stockholders since it became a "C" corporation. The Board of Directors presently intends to retain any earnings to finance Company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon TICI's earnings, capital requirements and other factors.

Plan of Operation.

Up to the present time, the Company has only been in the organizational phase. Over the next 12 months, after the effective date of this registration Statement, the Company intends to concentrate its efforts into futher development and enhancement of the Cycle-Parts website (www.cycle-parts.com). These chanages will include additional information and articles of interest to the motorcycle enthusiast. The Company will also be seeking to enhance its advertising revenues by the placement of additional advertising on the website.

The Company purchases motorcycle parts directly from distributors, and based on rapid delivery times, it is not necessary for it to keep parts on stock at its offices in order for it to complete the sale of motorcycle parts over its website. However, the Company will seek to make this operation more efficient by reviewing all phases of the ordering and delivery process.

The current cash in Cycle-Parts will satisfy the cash needs of the Company to implement the plan of operation, as set forth above, for a period of approximately six months. The Company will need to raise additional capital in order to continue its operations beyond that point. Such financing will probably take the form of a combination of debt and equity financing. However, there is no guarantee that such financing will be available at all or on such terms as will be acceptable to the Company. See "Risk Factors - Adequacy of Funding."

Currently, the Company does not plan to make significant equipment purchases in the next 12 months in order to implement its plan of operation. Also, it does not plan over such period to significantly change the number of employees.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

From the formation of TICI in Apri1 1999 and up to the present time, the principal independent accountant for TICI has neither resigned (or declined to stand for reelection) nor been dismissed. The independent accountant for TICI is Kurt D. Saliger, 5000 West Oakey Boulevard, Suite A-4, Las Vegas, Nevada 89146. TICI and its current accountant have had no disagreements.

INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Description of Business.

Cycle-Parts sells original manufacturer equipment motorcycle parts exclusively through the internet. From the start of its website under the name of InternetMotorcycleParts.com in May, 1996 through March, 1999, the business was operated as a sole proprietorship by Mr. Robert Rill, the President of Cycle-Parts. The main operating activities consisted of recruiting personnel, developing the technological structure necessary to operate the website and process orders, building operating structure, and establishing distributor relationships necessary to fulfill the parts orders.

Cycle-Parts. was incorporated in March, 1999 in Florida.  On
March 16, 1999, Cycle-Parts.com acquired the domain name, the website and related software for the on-line e-commerce motorcycle parts sales business. The former website is linked to this new website.

Cycle-Parts.com is the leading e-commerce provider of original equipment manufacturer ("OEM") motorcycle parts. Original equipment manufacturer motorcycle parts are those made by the original manufacturer of a motorcycle. Cycle-Parts offers these parts at a discount of from 10% to 45% below the retail price. Cycle-Parts now can supply parts for motorcycle for Honda, Suzuki, Yamaha, and Kawasaki motorcycles. Cycle-Parts is in the process of adding more models of motorcycles so as to increase the parts coverage; the company also plans to make available parts for other brands of motorcycles.

Cycle-Parts' customers are either present owners of the model motorcycles carried by Cycle-Parts or they are small parts shop or repair shop owners who repair these motorcycles. To date, Cycle-Parts is not aware of any other business that has developed similar direct-to-customer discount parts sales in the online parts industry. This could be because, until recently, no medium existed that could accommodate both a high volume of traffic in the logistical infrastructure necessary to provide information and target customers in an efficient and economical manner. After the acquisition, Cycle-Parts will operate as a wholly owned subsidiary of TICI.

Market Price for Common Equity and Related Stockholder Matters.

(a)  Market Information.

Cycle-Parts' common stock has not previously been traded on any securities exchange. There is no common stock of Cycle-Parts that is subject to outstanding options or warrants to purchase, or securities convertible into that stock, as except as follows:
2,000,000 warrants granted to Wizard Financial Services, Inc., Stevens & Lee Inv. Co., Ltd., Terry Cuthbertson, and Gerry I. Quinn (500,000 each) to purchase 2,000,000 shares of Cycle-Parts common stock at an exercise price of $0.10 per share; such warrants must be exercised not later than five years from the date of issuance shall be exchanged for warrants to purchase 2,000,000 shares of TICI common stock at an exercise price of $0.10 per share.

(b) Holders of Common Equity.

As of October 25, 1999, there were 27 shareholders of record of Cycle-Parts' common stock.

(c)  Dividends.

Cycle-Parts has not declared or paid a cash dividend to stockholders since it became a "C" corporation. The Board of Directors presently intends to retain any earnings to finance Cycle-Parts' operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon Cycle-Parts' earnings, capital requirements and other factors.

Management's Discussion and Analysis of Financial Condition and
Results of Operations.

The following discussion should be read in conjunction with the financial statements of TICI and notes thereto.

(a)  Results of Operations.

Although Cycle-Parts TICI is newly formed as a corporation, having been incorporated on March 16, 1999, it did operate as a sole proprietorship prior to that date. It has had limited operations after the time of incorporation, with revenues of $61,219 for the period of March 16, 1999 (date of inception) through August 31, 1999.

(b)  Liquidity and Capital Resources.

Net cash used in operating activities was $197,919 for the period of March 16, 199 through August 31, 1999. This use of cash results largely from a net loss of $197,252 during this period (resulting from administrative expenses of $207,494 during this period). Based upon the issuance of common stock in Cycle-Parts on the date of inception, the company received a total of $300,000.

(c)  Capital Expenditures.

There have been no material capital expenditures since the formation of Cycle-Parts in March 1999.

(d)  Year 2000 Issue.

Cycle-Parts currently believes that its systems are Year
2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, Cycle-Parts may experience serious unanticipated negative consequences or material costs caused by undetected errors or defects in the technology used in its internal systems. Cycle-Parts' Year 2000 plans are based on management's best estimates.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

From the formation of Cycle-Parts in March 1999, and up to the present time, the principal independent accountant for Cycle-
Parts has neither resigned (or declined to stand for reelection) nor been dismissed. The independent accountant for Cycle-Parts is Kurt D. Salinger, 5000 West Oakey Boulevard, Suite A-4, Las Vegas, Nevada 89146. Cyle Parts and its current accountant have had no disagreements.

VOTING AND MANAGEMENT INFORMATION

General Information.

The approval of the shareholders of Cycle-Parts for the acquisition by TICI will be sought in a special meeting of shareholders. The date, time and place of this meeting are to be determined. When such information is determined, a proxy statement will be furnished to shareholders at the direction and on behalf of the Board of Directors of Cycle-Parts for the purpose of soliciting proxies for use at the special meeting.
The shares represented by the proxy will be voted in the manner specified in the proxy. To the extent that no specification is made as to the proposals set forth in the notice of meeting accompanying the proxy statement, the proxy will be voted in favor of such proposals. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of Cycle-Parts, by appearing at the meeting and voting in person, or by submitting a later dated proxy. Neither attendance at the meeting nor voting at the meeting will revoke the proxy. A revocation that is not timely received shall not be taken into account, and the original proxy shall be counted.

Since there is only one shareholder of TICI, his approval for the transaction and election of new directors will be give by unanimous written consent. Such consent is permitted under the bylaws of this company.

Voting Securities.

The record date of shareholders entitled to notice of and to vote at the special meeting of the shareholders are to be determined. Each share is entitled to one vote per share on any matter which may properly come before the meeting and there will be no cumulative voting right on any shares. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted. Pursuant to applicable state law, there are no dissenter's or appraisal rights relating to the matters to be voted. All matters to be voted on require an affirmative vote of a majority of the votes present at the meeting.

The following tables sets forth information regarding the beneficial ownership of shares of TICI and Cycle-Parts' common stock as of October 1, 1999 (1,000,000 and 12,660,000 total issued and outstanding, respectively) by (i) all stockholders known to each company to be beneficial owners of more than 5% of the outstanding common stock; (ii) each director; and (iii) all officers and directors of TICI as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):

TheInternetCorp.net, Inc.

Title of        Name and Address of       Amount of       Percent of
Class           Beneficial Owner          Beneficial      Class
                                          Ownership

Common Stock    Vincent van den Brink     1,000,000        100.00%
                3158 Redhill Avenue
                Suite 240
                Costa Mesa,
                California 92626

Cycle-Parts.com, Inc.

Title of        Name and Address of       Amount of       Percent of
Class           Beneficial Owner          Beneficial      Class
                                          Ownership

Common Stock    Goldenvale (1)            5,250,000           41.47%
                Investment Holdings, Ltd
                Suite 1A
                Hirzel Court
                Hirzel Street
                St. Peter Port,
                Guernsey GY1 2NN,
                Channel Islands

Common Stock    Robert Rill (2)           1,645,000          11.41%
                2950 S.W. Archer Road
                Suite C
                Gainesville,
                Florida 32608

Common Stock    Terry Cuthberson            100,000          0.79%
                211 Tooronga Road
                Terrey Hills,
                New South Wales 2084
                Australia

Common Stock    Gerald I. Quinn, 5210       100,000         0.79%
                East Williams Circle
                Suite 200
                Tucson, Arizona 85711

Common Stock    Shares of all directors   1,645,000        11.41%
                and executive officers
                as a group (1 person)

(1) Karen Bohringer (to be an officer and director of TICI after the acquisition), and her husband John Bohringer, along with other family members, own Goldenvale Investment Holdings, Ltd.

(2)  Robert Rill owns 1,225,000 shares along with his wife, Tara
Rill (who individually owns 220,000 shares). Also included here are 200,000 shares owned by Strategic Capital Advisors, which is owned by Mr. Rill.

Management (Pre-Acquisition).

(a) Vincent van den Brink, President/Secretary/Director - TICI. Mr. van den Brink, age 58, has been President, Secretary and Director of the Issuer since April 29, 1999. Since October 1997 to present, he has been a Financial Consultant with Airway Capital, Costa Mesa, California, providing asset based lending, factoring, equipment leasing, and export financing for various businesses. From June 1985 until May 1997, he was a Business Consultant writing business plans and business development plans for companies across the country. Since 1978 to present, in addition to working for the above companies, he has been operating an export business providing export consulting, exporting products and sourcing products for international clients. He holds degrees in automotive engineering, business administration, and small business management. He is fluent in English, Dutch, German and Afrikaans.

(b)  Robert A. Rill, President/Director - Cycle-Parts.
Mr. Robert A. Rill, 28 is the President/Director and founder of Cycle-Parts. He started this internet company which specializes in the distribution of OEM motorcycle parts using internet as its exclusive method of distribution in March of 1999, under the domain name Cycle-Parts.com. Prior to starting the company Mr. Rill had been developing this internet site over a three year period operating under the name "Internet Motorcycle Parts" from
July 1996 to March 1999.   Mr. Rill is also the President and
founder of Strategic Funding Group Inc. He started this company in July 1996 which specializes in automobile title loans. Since inception the company has successfully loaned over $1,000,000 in micro cap loans to customers of a broad demographic and credit background. Mr. Rill has successfully expanded the company into 3 cities which currently include Gainesville, Jacksonville, and Miami, Florida. Prior to this, Mr. Rill was a property finance manager for College Park Properties. Mr. Rill received an M.B.A. from the University of Florida in May 1996.

Management (Post-Acquisition).

The following directors (officers) will be a nominee for election to Board of Directors of both Cycle-Parts and TICI at the special meeting of the shareholders of each company to be held after the declaration of effectiveness of this Form S-4:

(a)  Terry Cuthberston, President/Director.
Mr. Cuthbertson, age 49, will serve as the President and a Director of TICI and Cycle-Parts. From 1995 to 1999, Mr. Cuthbertson was the Director of Finance of Tech Pacific Group, the largest distributors of information technology and telecommunications products in the Asia-Pacific region. Tech Pacific is part of the worldwide Hagemeyer Group of the Netherlands. Hegemeyer is publicly listed on the Amsterdam Stock Exchange with worldwide revenues exceeding US $7 billion. Prior to joining Tech Pacific, he spent the previous 25 years with KPMG Peat Marwick, Sidney, Australia. While at KPMG, Mr. Cuthberston worked as a partner in both Audit Services and KPMG Corporate Services, where he was involved in company refinancing, public offerings, acquisition reviews, and company restructuring . He was made a director of KPMG Corporate (NSW) Pty. Ltd. in 1989. Mr. Cuthberston received a Bachelor of Business degree in 1981 from the New South Wales University of Technology, an Accounting Procedures Certificate from St. George Technical College, and is an Associate of the Institute of Chartered Accountants in Australia.

(b)  Gerald I. Quinn, Vice President/Secretary/Director.
Mr. Quinn, age 56, will be Vice-President, Secretary and a Director of TICI and Cycle-Parts. From May, 1996 to the present, Mr. Quinn has served as Chief Executive Officer and a Director of Wavetech International, Inc., a reporting public company. Prior to this, he was President of Interpretel (Canada) Inc., a subsidiary of Wavetech, from 1995 to 1996. From 1986 to 1994, Mr. Quinn was Vice President of University Affairs and Development at the University of Guelph, one of Canada's leading teaching and research universities, where he was responsible for marketing, image development, constituent relations and media relations, including systems development, telemarketing and the development of affinity programs. Since 1984, Mr. Quinn has served as a consultant to Cableshare Interactive Technology, Inc., a Canadian Toronto Securities Exchange listed public company that operates in the interactive television industry and became a director in 1993. In 1997, Mr. Quinn negotiated the acquisition of Cableshare by Source Media, Inc. (NASDAQ: SRCM).

(c)  Karen Bohringer, Director.

Ms. Bohringer, age 39, will serve as a Director of TICI and Cycle-Parts. From 1990 to present, she has been the owner of Bohringer & Associates, a computer training company in Queensland, Australia. In 1983 Ms. Bohringer moved to the United States to undertake computer programming studies. In 1986 she received a Certificate with Honors from Harvard University, Boston, MA in Advanced Cobol Programming and a Diploma in 1985 from the American Institute of Computer Programming in Atlanta, GA. Upon returning to Australia, Ms. Bohringer lectured on programming languages at Hales Private College, Melbourne, for 18 months. From 1987 to 1989, she was employed as the Australian Training Manager for MAI Basic Four, an American computer hardware/software company, and traveled extensive completing software installations and staff training. In 1990, Ms. Bohringer formed Bohringer & Associates, to do contract computer training for such companies as the Australian Securities Commission, Australian Wool Corporation, B.H.P., Shell Oil, the Supreme Court, the Premiers Department, Director of Public Prosecutions, Department of Health, and the Department of Housing. Ms. Bohringer has lectured as the Royal Melbourne Institute of Technology on Pascal Programming.

Executive Compensation.

(a) No officer or director of TICI after the acquisition will initially be receiving any remuneration.

(b) There will be no annuity, profit sharing, pension or retirement benefits proposed to be paid to officers, directors, or employees of TICI in the event of retirement at normal retirement date as there is no existing plan provided or contributed to by TICI.

(c) No stock options are proposed to be paid in the future directly or indirectly by TICI to any officer or director as there is no such plan which is presently existing.

Certain Relationships and Related Transactions.

None.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF OFFICERS AND DIRECTORS

Information on this item is set forth in Propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.  The undersigned registrant hereby undertakes to:

(a)	(1)  File, during any period in which it offers or sells
securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,
unenforceable.   In the event that a claim for indemnification
against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Costa
Mesa, State of California, on October 26, 1999.

TheInternetCorp.net, Inc.

By: /s/  Vincent van den Brink
Vincent van den Brink, President

Special Power of Attorney

The undersigned constitute and appoint Vincent van den Brink their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Signature                  Title                          Date

/s/ Vincent van den Brink  President, Chief Executive     October 26, 1999
    Vincent van den Brink  Officer, Director

EXHIBIT INDEX

Exhibit
Number     Description                                     Method of
                                                           Filing

2          Agreement and Plan of Reorganization            See Below

3.1        Articles of Incorporation (incorporated by      Incorporated
           reference to Exhibit 3.1 to the Registration    by Referenced
           Statement on Form 10-SB/A filed on May 28,
           1999)

3.2        Bylaws (incorporated by reference to Exhibit
           3.2 to the Registration Statement on Form 10-
           SB/A filed on May 28, 1999)                     Incorporated
                                                           by Reference

5          Opinion Re: Legality                            See Below

13.1       Audited Financial Statement (Registrant)        See Below

13.2       Audited Financial Statement (Cycle-Parts)       See Below

23.1       Consent of Counsel                              See Below

23.2       Consent of Accountant (Registrant and Cycle-
           Parts)                                          See Below

24         Special Power of Attorney                       See
                                                           Signature Page

27.1       Financial Data Schedule (Registrant)            See Below

27.2       Financial Data Schedule (Cycle-Parts)           See Below